Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of May 2, 2011, by and between Masimo Corporation, a Delaware corporation (“Company”), and Joe Kiani (“Executive”).

RECITALS

A. Executive is a founder of the Company and has been its Chairman and Chief Executive Officer (“CEO”) since its inception. The Board of Directors of the Company (the “Board”) recognizes that the Executive’s contributions as Chairman and CEO have been instrumental to the success of the Company. Executive and Company entered into an employment contract dated July 19, 2007, as amended by Amendment No. 1 thereto dated December 31, 2008, and as amended and restated on July 14, 2009 (the “Prior Agreement”). The Board and Executive desire to amend and restate the Prior Agreement pursuant to the terms hereof to assure the Company of the Executive’s continued employment in an executive capacity and to compensate him therefor.

B. Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its shareholders.

C. Company’s Board of Directors has determined that appropriate steps should be taken to retain Executive and to reinforce and encourage his continued attention and dedication to his assigned duties.

D. The Company desires to retain the services of the Executive, and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. EMPLOYMENT. During the Employment Period (as hereinafter defined), Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue to serve the Company, on the terms and conditions contained in this Agreement.

2. POSITION AND DUTIES. Executive shall serve the Company as its Chairman of the Board and Chief Executive Officer and shall report to the Board of Directors. Executive shall be assigned the responsibilities of such office as they may be modified from time to time by the Board of Directors of the Company provided that such duties are consistent with Executive’s present duties and with Executive’s position. Executive hereby accepts such employment and agrees to devote substantially all of his full business and professional time and energy to the business and affairs of the Company. Notwithstanding the foregoing, the Executive shall be permitted to serve (i) as an employee, consultant, officer and/or director of, and provide services to, Cercacor Laboratories, Inc., a Delaware corporation (f/k/a Masimo Laboratories, Inc.) (“Cercacor”), and (ii) on the board of directors of any other company or entity.

3. EMPLOYMENT PERIOD. The “Employment Period” shall mean the period commencing on the date hereof, and ending on the later of (i) the third (3rd) anniversary date of this Agreement or (ii) three years following the date on which notice of non-renewal of this Agreement is given to the other by either the Executive or the Company. This Agreement shall be renewed automatically on a daily basis so that the outstanding term is always three (3) years following any effective notice of nonrenewal or of termination given by this Company or the Executive.

4. PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company’s office or facility where, on the date hereof, the Executive is regularly rendering services on behalf of the Company and shall not be required to be absent therefrom on travel status or otherwise more than a reasonable number of days in any calendar year. For purposes of the preceding sentence, the parties hereto agree that a “reasonable number of days” shall mean such number of days which is not in excess of one hundred twenty-five percent (125%) of the number of days on which the Executive was on travel status or otherwise required by the Company to be absent from this principal place of performance during the calendar year immediately prior to the year of computation.

5. COMPENSATION.

5.1 BASE SALARY. In consideration for services performed pursuant to this Agreement, Company will pay or cause to be paid to the Executive, and Executive will be entitled to receive and hereby agrees to accept, an initial annual base salary of seven hundred six thousand nine hundred ninety-two dollars ($706,992) subject to increases in the discretion of the Board or its annual review Compensation Committee (“Base Salary”), payable in accordance with the Company’s normal payroll payment policy.

5.2 BONUS. Without limiting any Additional Amount (as defined below) payable pursuant to Section 5.4(ii) hereof, Executive shall be eligible to receive an annual bonus equal to 50% of his Base Salary based on the Company’s attaining certain financial goals established by the Board (or designated committee). In addition, Executive may be entitled to receive such additional bonus amounts as the Board (or such Committee as may be designated by the Board) shall determine in its discretion, such as the Masimo Executive Annual Cash Bonus Award plan and Masimo Executive Multi-Year Cash Bonus Award Plan. In determining such additional amounts, if any, the Board (or Compensation Committee) shall consider among other things Executive’s contribution to the accomplishment of the Company’s long-range business goals, the success of various corporate strategies in which Executive participated, and Executive’s unique services in connection with the maintenance or increase in shareholder values in the Company.

5.3 STOCK OPTIONS AND RELATED INCENTIVE PLANS. Executive shall be eligible to participate in the Company’s existing incentive programs and any additional or successor incentive plan or plans, including the Masimo Corporation 2007 Stock Incentive Plan. Any option grants made to Executive pursuant to such plans shall provide for an expiration date consistent with the provisions of such plans, without regard to termination of employment; provided, however, in no event shall any option remain exercisable beyond its stated expiration date.

5.4 EXPENSES.

(i) Company shall reimburse Executive for all reasonable expenses incurred and paid by Executive in the course of the performance of his duties pursuant to this Agreement. In addition, Company shall reimburse Executive for all reasonable travel and lodging expenses for Executive’s immediate family, if Executive elects to have his immediate family accompany him during his business travel. Notwithstanding anything to the contrary set forth in Company’s Business Travel and Expense Policy, dated October 22, 2003, as may be amended or restated from time to time (the “Travel and Expense Policy”) or Company’s 2006 Employee Handbook, as may be amended or restated from time to time (the “Employee Handbook”), for purposes of this Agreement, “reasonable” expenses shall be deemed to include travel and hospitality expenses for first class airplane travel and accommodations and expenses for travel using private or chartered aircraft. In addition, the following Company reimbursement policies and provisions shall not apply to Executive: (i) the Travel and Expense Policy; and (ii) the section entitled “Expense Reimbursements” in the Employee Handbook. Expenses reimbursable under this paragraph must be reimbursed within a reasonable period of time following Executive’s submission of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive.

(ii) Notwithstanding anything herein to the contrary, in the event that some or all of the total amount of expenses of Executive reimbursed for any calendar year pursuant to Section 5.4(i) hereof is deemed under the Internal Revenue Code of 1986, as amended, the Treasury Regulations or other guidance issued thereunder, or the taxation rules and regulations of any State applicable to Executive (collectively, the “Taxation Regulations”) to be taxable compensation to Executive (each, a “Taxable Reimbursement”), Company shall pay Executive an additional amount for such calendar year (each, an “Additional Amount”) equal to the quotient obtained by dividing (i)(Y) the total amount of the Taxable Reimbursement for such calendar year, multiplied by (Z) Executive’s combined effective federal and state tax rate percentage for such calendar year (the “Combined Tax Rate”), by (ii)(a) 100% less (b) the Combined Tax Rate. The Company shall pay the Additional Amount for a Taxable Reimbursement to Executive by no later than April 15th of the year immediately following the year in which Executive receives such Taxable Reimbursement; provided that, in the event Executive has not provided the Company with his final tax return for the immediately preceding year by April 15th, (A) the Company shall assume that Executive’s Combined Tax Rate is 40%, and (B) upon Executive furnishing his final tax return for such prior year to the Company, in the event (y) the Combined Tax Rate, as reflected on the final return, is more than 40%, the Company shall pay Executive, within 30 days after receiving the final return, the remaining Additional Amount owed to Executive under this Section 5.4(ii), and (z) the Combined Tax Rate, as reflected on the final return, is less than 40%, Executive shall reimburse the Company, within 30 days after providing the final return to the Company, the difference between the amount previously reimbursed to Executive under clause (A) hereof and the Additional Amount. The Additional Amount payable under this Section 5.4(ii) shall in no way limit, impair or otherwise modify Executive’s right to receive a bonus pursuant to Section 5.2 hereof.

5.5 FRINGE BENEFITS. The Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s employee benefits plans and arrangements in effect on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder. The Company agrees that, without the Executive’s consent, it will not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder. The Executive shall be entitled to participate in or receive benefits under any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance, health-and-accident plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of compensation to the Executive hereunder.

5.6 VACATIONS. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company’s Board from time to time for its senior executive officers (prorated in any calendar year during which the Executive is employed by the Company for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

5.7 PERQUISITES. The Executive shall be entitled to continue to receive the fringe benefits appertaining to the office of Chairman and CEO of the Company in accordance with present practice.

6. CONFIDENTIAL INFORMATION. Executive has entered into and agrees to be bound by the terms and conditions of the Company’s Employee Confidentiality Agreement (the “Confidentiality Agreement”). Executive agrees to execute such other documents (including, but not limited to, new versions of the Confidentiality Agreement) as may be necessary in order to protect the Company’s confidential information.

7. TERMINATION.

7.1 DEATH. The Executive’s employment hereunder shall terminate upon his death.

7.2 DISABILITY. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for one hundred twenty (120) consecutive business days, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of his duties hereunder on a full time basis, the Company may terminate the Executive’s employment hereunder.

7.3 CAUSE. The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder, other than any such failure resulting from the Executive’s incapacity due to physical or mental illness, or (ii) the willful engaging by the Executive in gross misconduct materially injurious to the Company, or (iii) the willful violation by the Executive of the provisions of Confidentiality Agreement hereof provided that such violation results in demonstrably material injury to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (i), (ii), or (iii), and specifying the particulars thereof in detail.

7.4 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder (i) for Good Reason, (ii) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, or (iii) at any time by giving six months’ written notice to the Company of his intention to terminate. For purposes of this Agreement, “Good Reason” shall mean (A) any assignment to the Executive of any duties other than those contemplated by, or any limitation of the powers of the Executive in any respect not contemplated by Section 2 hereof, except in connection with termination of the Executive’s employment for Cause, (B) a reduction in the Executive’s rate of compensation or a reduction in the Executive’s fringe benefits or any other failure by the Company to comply with Section 5 hereof; or (C) any failure by the Company to comply with Section 4 hereof.

7.5 NOTICE OF TERMINATION. Any termination by the Company pursuant to Section 7.3 or by the Executive pursuant to Section 7.4 above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

7.6 DATE OF TERMINATION. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 7.2 above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive’s employment is terminated pursuant to Section 7.3 or clause (iii) of Section 7.4 above, the date specified in the Notice of Termination, or (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within sixty (60) days after a Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

8. COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

8.1 DEATH. If the Executive’s employment shall be terminated by reason of his death, the Company shall pay to such person as he shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, an amount equal to one-half (1/2) of the Executive’s Base Salary at the rate in effect on the date of the Executive’s death. Such amount shall be paid for three (3) years, in substantially equal monthly installments commencing within 30 days following the Executive’s death. This amount shall be exclusive of and in addition to any payments the Executive’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy presently maintained by the Company.

8.2 DISABILITY. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary and incentive compensation until the Executive’s employment is terminated pursuant to Section 7.2 hereof, or until the Executive terminates his employment pursuant to clause (ii) of Section 7.4 hereof, whichever first occurs. After termination, the Executive shall be paid three-fourths (3/4) of his Base Salary at the rate then in effect for two (2) years and, subject to Section 8.7, commencing within 30 days of the Executive’s termination. To the extent permitted by Treasury Regulation § 1.409A-3(i)(1)(ii)(A), such disability benefits shall be reduced by any disability payment otherwise payable by or pursuant to disability plans maintained by the Company and actually paid to the Executive and shall be paid in substantially equal monthly installments at the same times as Base Salary is paid hereunder.

8.3 CAUSE. If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

8.4 OTHER. If the Company shall terminate the Executive’s employment other than pursuant to Sections 7.1, 7.2 or 7.3 hereof or if the Executive shall terminate his employment pursuant to clause (i) of Section 7.4 hereof, then the Company shall pay to Executive in cash a severance benefit equal to two times the sum of (i) Executive’s Base Salary at the rate then in effect, and (ii) the average annual bonus paid to Executive during the immediately prior three (3) years. Such amount shall be paid in installments over two years in accordance with the Company’s normal payroll payment policy and, subject to Section 8.7, commencing within 30 days following Executive’s termination of employment. If a “Change in Control” as that term is defined in Section 9 below shall occur while the Executive is still employed, then the Company shall pay to Executive the severance he would have received under this Section 8.4 had the Executive terminated his employment pursuant to clause (i) of Section 7.4 hereof. Such payment shall be made in a lump sum within 30 days following the Change in Control. If the Executive’s employment with the Company thereafter terminates for any reason, Executive shall not be entitled to any payments under Sections 8.1, 8.2, 8.3 or 8.4 on account of such termination. If Executive becomes (or would become) entitled to any payment under this

Section 8.4 pursuant to a Change in Control or otherwise, the Company shall vest, effective as of immediately prior to such Change in Control or such other event that would entitle Executive to a payment under this Section 8.4, all of Executive’s stock options and other equity awards (if any) and issue the stock therefor as additional compensation. Company shall also pay the withholding tax due on the issuance of such stock at the “Supplemental Payment Rate” to the federal and state taxing authorities.

8.5 EMPLOYEE BENEFIT PLANS.

(i) Unless the Executive’s employment is terminated pursuant to Section 7.3 hereof, the Company shall maintain in full force and effect, for the continued benefit of the Executive for the full term of this Agreement all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.

(ii) In the event that the Executive’s participation in any such plan or program is barred, the Company shall reimburse expenses actually incurred by the Executive during such period to obtain similar coverage, but only to the extent Executive’s requested reimbursement of expenses for similar coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay under the terms of this Agreement as of the date of the Executive’s termination, or date of payment if later, to continue Executive’s participation in the underlying plan for the period the expenses were incurred by the Executive. Expenses reimbursable under this paragraph shall be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive. The expenses eligible for reimbursement under this paragraph during any calendar year shall not affect the expenses eligible for reimbursement under this paragraph in any other calendar year.

8.6 PARTICIPATION IN FUTURE FINANCINGS. If Executive’s employment is terminated other than pursuant to Sections 7.1, 7.2 or 7.3 hereof or if Executive shall terminate his employment pursuant to clause (i) of Section 7.4 hereof, then until immediately prior to the time the Company has completed an initial public offering, the Executive shall have a preemptive right to purchase or subscribe for (i) any shares of Common Stock, (ii) any other equity security of the Company, including, without limitation, shares of Preferred Stock, (iii) any option, other than options granted pursuant to an employee stock option plan, warrant or other right to subscribe for, purchase or otherwise acquire any equity security of the Company, or (iv) any debt Securities (the “Offered Securities”). Executive shall have a preemptive right to purchase or subscribe for that portion of the Offered Securities as the aggregate number of shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) then held by or issuable to Executive bears to the total number of outstanding shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) of the Company then held by or issuable to any person as a result of any convertible security, warrant or option, other than options granted pursuant to an employee stock option plan.

8.7 CODE SECTION 409A COMPLIANCE. Notwithstanding anything in this Section 8 to the contrary, if any benefit or amount payable to the Executive under this Section 8 on account of the Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended or successor provision (“409A”), payment of such benefit or amount shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), which provides that a separation from service will be deemed to occur if the Company and the Executive reasonably anticipate that Executive shall perform no further services for the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (whether an employee or an independent contractor) or that the level of bona fide services Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period. Such payments or benefits shall be provided in accordance with the timing provisions of this Section 8 by substituting the references to “termination of employment” or “termination” with “separation from service”; however, if at the time Executive incurs a separation from service, Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to the Executive under this Section 8 on account of the Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following the Executive’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Company shall pay to the Executive (or his estate or beneficiary, as applicable) a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest rate of not less than the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to provide under this Section 8 but for the imposition of the 409A Suspension Period. Thereafter, the Executive shall receive any remaining payments due under this Section 8 in accordance with the terms of this Section (as if there had not been any suspension period beforehand). For purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of 409A. Notwithstanding anything in this Agreement to the contrary, all reimbursements and in-kind benefits provided under this Agreement shall be made in accordance with the following requirements of 409A: (i) the reimbursement of eligible expenses will be made no later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; and (iii) any right to reimbursement of eligible expenses or in-kind benefits is not subject to liquidation or exchange for any other benefit. In addition, notwithstanding anything in this Agreement to the contrary, (x) any tax gross-up payment provided under this Agreement, including under Sections 5.4(ii) and 8.8 hereof, shall be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, and (y) reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are subject to the audit or litigation are remitted to the related taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following the taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

8.8 PARACHUTE PAYMENTS.

(i) If any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Executive or for the Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a “Parachute Payment” or “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than any taxes imposed by 409A or interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown to be due on the Executive’s return), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payment or Parachute Payments.

(ii) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by the Company’s regular outside auditors (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within ten days of the Termination Date, if applicable, or promptly upon request by the Company or by the Executive (provided the Executive reasonably believes that any of the Parachute Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Parachute Payment or Parachute Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Parachute Payment or Parachute Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 8.8(ii) shall be paid by the Company to the Executive within ten days of the receipt of the Accounting Firm’s determination notwithstanding the existence of any Dispute. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of clause (iii) below. The Company and the Executive shall resolve any Dispute in accordance with the terms of this Agreement. Notwithstanding the foregoing, in no event shall payment of the Gross-Up Payment occur later than the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive pays the taxes giving rise to the Gross-Up Payment.

(iii) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, the Company and the Executive acknowledge that it is possible that a

Gross-Up Payment (or a portion thereof) will be paid that should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) that should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred (a) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive’s tax liability (whether in respect of the Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Parachute Payment or Parachute Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (b) upon a determination by a court, (c) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or (d) upon the resolution of the Dispute to the Executive’s satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown to be due on the Executive’s return) imposed on the Underpayment. If, however, no notice of an Underpayment having been made is received by the Company within one year of the date of the payment of the Gross-Up Payment by the Company to the Executive, then no payments shall be owed by the Company under this Section 8.8(iii). An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Parachute Payment or Parachute Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive’s tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the Executive shall pay to the Company on demand (but not less than ten days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company. If, however, no notice of an Excess Payment having been made is received by the Executive within one year of the date of the payment of the Gross-Up Payment by the Company to the Executive, then no payments shall be owed by the Executive under this Section 8.8(iii).

(iv) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Parachute Payment or Parachute Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Parachute Payment or Parachute Payments or the Gross Up Payment.

9. CHANGE IN CONTROL OF THE COMPANY. For purposes of this Agreement “Change in Control” shall be deemed to have occurred at such time as:

(i) any person or more than one person acting as a group within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v)(B) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership, as determined under the constructive ownership rules of Code Section 318(a), shares of capital stock of the Company entitling such person or persons to exercise more than 35% of the total voting power of all voting shares of the Company; or

(ii) any person or more than one person acting as a group within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v)(B) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or

(iii) there shall occur a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the 12-month period immediately preceding such change (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

10. BINDING AGREEMENTS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. NON-WAIVER OF RIGHTS. The failure to enforce, at any time, any of the provisions of this Agreement, or to require, at any time, performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provision or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

12. INVALIDITY OF PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

13. ASSIGNMENTS. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as otherwise provided herein, neither of the parties hereto may make any assignment of this Agreement, or any interest herein, without the prior written consent of the other party, except that, without such consent, this Agreement shall be assigned to any corporation or entity which shall succeed to the business presently being operated by Company, by operation of law or otherwise, including by dissolution, merger, consolidation, transfer of assets, or otherwise.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. AMENDMENTS. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

16. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Joe Kiani 1 Point Catalina Laguna Niguel, CA 92677

If to the Company:	Masimo Corporation 40 Parker Irvine, CA 92618 Attention: Chairman of the Compensation Committee of the Board of Directors or

to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17. SURVIVAL. Section 5.4 and Sections 6, 8, 10-13, 15-18 and 20 shall survive termination or expiration of this Agreement.

18. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be settled by arbitration in Orange County, California, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators shall be persons experienced in negotiating, making and consummating employment matters. Notwithstanding the pendency of any such dispute or controversy, the Company should continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and any bonus due) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19. ENTIRE AGREEMENT. This Agreement supersedes all prior employment agreements, both written and oral, between Company and Executive.

20. INTERPRETATION. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the Company at the direction of the Compensation Committee of the Board of Directors has caused this Employment Agreement to be executed as of the day and year first above written.

“Company”	MASIMO CORPORATION

	By:	/s/ Mark P. de Raad
	Name:	Mark P. de Raad
	Its:	Executive Vice President & Chief Financial Officer

“Executive”	/s/ Joe Kiani
Joe Kiani